AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HELIUS MEDICAL TECHNOLOGIES, INC.

HMT MERGERSUB, INC.

AND

NEUROHABILITATION CORPORATION

JUNE 6, 2014

TABLE OF CONTENTS
ARTICLE 1 DEFINITIONS AND INTERPRETATION	2
DEFINITIONS	2
INTERPRETATION	7
ARTICLE 2 MERGER	8
MERGER	8
MERGER EFFECTIVE TIME	8
EFFECTS OF MERGER	8
CERTIFICATE OF INCORPORATION; BYLAWS	9
DIRECTORS AND OFFICERS OF SURVIVING CORPORATION	9
TAX CONSEQUENCES	9
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES	9
ARTICLE 3 REPRESENATIONS AND WARRANTIES OF HELIUS	12
REPRESENTATIONS AND WARRANTIES OF HELIUS	12
RELIANCE	19
ARTICLE 4 REPRESENTATIONS AND WARRANTIES IN REPSECT OF NHC	19
REPRESENTATIONS AND WARRATIES IN RESPECT OF NHC	19
RELIANCE	27
ARTICLE 5 NON-SURVIVAL OF REPRESENATIONS AND WARRANTIES	27
NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES	27
ARTICLE 6 CONVENANTS IN RESPECT OF NHC	27
COVENANTS IN RESPECT OF NHC	27
ARTICLE 7 CONVENANTS OF HELIUS	31
COVENANTS OF HELIUS	31
ARTICLE 8 CONDITIONS PRECEDENT	36
MUTUAL CONDITIONS PRECEDENT	36
CONDITIONS FOR THE BENEFIT OF HELIUS	36
CONDITIONS FOR THE BENEFIT OF NHC	37
ARTICLE 9 CLOSING	38
TIME OF CLOSING	38
ARTICLE 10 TERMINATION	39
TERMINATION BY HELIUS	39
TERMINATION BY NHC	39
OTHER TERMINATION RIGHTS	39
EFFECT OF TERMINATION	40
ARTICLE 11 EXPENSES	40
RESPONSIBILITY FOR OWN COSTS	40
ARTICLE 12 GENERAL	40
PUBLIC ANNOUNCEMENT	40
INDEPENDENT LEGAL ADVICE	41
ENTIRE AGREEMENT	41
FURTHER ASSURANCES	41
SEVERABILITY	41
APPLICABLE LAW	41
ATTORNMENT	41
SUCCESSORS AND ASSIGNS	42
TIME OF ESSENCE	42
NOTICES	42
WAIVER	43
AMENDMENTS	43
REMEDIES CUMULATIVE	44
COUNTERPARTS	44

AGREEMENT AND PLAN OF MERGER"100%"

THIS AGREEMENT AND PLAN OF MERGER is executed and entered into as of the 6th day of June, 2014, BY AND AMONG, HELIUS MEDICAL TECHNOLOGIES, INC., a corporation organized pursuant to the laws of Wyoming, and with an address at 1500-1055 West Georgia Street, Vancouver B.C. V6E 4N7 ("Helius"), AND HMT MERGERSUB, INC., a corporation organized pursuant to the laws of Delaware and a wholly-owned subsidiary of Helius, and with an address at 1500-1055 West Georgia Street, Vancouver B.C. V6E 4N7 ("Mergersub") AND NEUROHABILITATION CORPORATION, a corporation organized pursuant to the laws of Delaware, and with an address at 208 Palmer Alley, Newton PA 18940 ("NHC"). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning set forth in Article I.

WHEREAS:

(A)     Helius, Mergersub and NHC intend to effect a business combination transaction pursuant to which Mergersub will merge with and into NHC (the "Merger") in accordance with the terms of this Agreement and the Delaware General Corporation Law (the "DGCL"), with NHC to be the surviving corporation of the Merger;

(B)     the Board of Directors of Helius has unanimously (i) adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and (ii) recommends that the Helius Shareholders approve this Agreement, the Merger and the transactions contemplated hereby;

(C)     (i) the Board of Directors of Mergersub has unanimously adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and (ii) Helius, the sole shareholder of Mergersub, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger);

(D)     the Board of Directors of NHC has unanimously (i) adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and (ii) recommends that the NHC Shareholders approve this Agreement, the Merger and the transactions contemplated hereby;

(E)     at the Effective Time, each issued and outstanding NHC Share not owned by NHC shall be converted into the right to receive the Merger Consideration in accordance with Section 2.9 hereof; and

(F)     the transactions contemplated by this Agreement are intended to qualify as a reorganization, pursuant to Code Sections 368(a)(1)(A) and 368(a)(2)(E), and this Agreement is intended to constitute a "plan of reorganization" within the meaning of Code Section 368.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Definitions

1.1     In this Agreement, the following terms have the meanings ascribed thereto as follows:

(a)     "Affiliate" has the meaning specified in the WCBA;

(b)     "Agreement" means this share purchase agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

(c)     "Alternative Transaction" has the meaning given to the term in Section 6.1(1) hereof;

(d)     "Ancillary Agreements" means all agreements, certificates and other instruments delivered or given pursuant to this Agreement;

(e)     "Business Day" means any day, other than a Saturday, Sunday or statutory holiday in British Columbia or New York, New York;

(f)     "Certificate of Merger" has the meaning given to the term in Section 2.3 hereof

(g)     "Claims" means any suit, action, dispute, civil or criminal litigation, claim, arbitration or legal, administrative or other proceeding or governmental investigation, including appeals and applications for review;

(h)     "Closing" means the completion of the transactions contemplated herein;

(i)     "Closing Date" has the meaning given to the term in Section 9.1 hereof;

(j)     "Code" means means the United States Internal Revenue Code of 1986, as amended from time to time.

(k)     "Convertible Notes" means US$1,000,000 principal amount of convertible notes issued by NHC on February 19, 2014 pursuant to the terms of a Securities Purchase Agreement dated February 19, 2014;

(l)     "CSE" means the Canadian Securities Exchange;

(m)     "DGCL" has the meaning given to the term in Recital (A) hereof;

(n)     "Dissenting Shares" has the meaning given to the term in 2.11;

(o)     "Effective Time" has the meaning given to the term in Section 2.3 hereof;

(p)     "Environmental Law" means any applicable federal, provincial, state, local or foreign law (including common law), statute, code, rule, regulation, ordinance, or other legal requirement, guidelines, criteria or standards relating to the protection of occupational health or safety or the environment, including natural resources and the protection thereof and other similar guidelines, criteria and standards of Governmental Entities;

(q)     "Environmental Permits" means all permits, authorizations, consents and approvals required by Environmental Laws for the continued operation of the respective businesses of each Party and each of its Subsidiaries as currently conducted or as proposed to be conducted;

(r)     "Escrow Agreement" means the applicable CSE prescribed escrow agreement among Helius, certain post-Merger shareholders of Helius, and an escrow agent, to be entered into in accordance with the policies of the CSE;

(s)     "Exchange Agent" has the meaning given to the term in Section 2.15(a) hereof;

(t)     "Finders' Warrants" means up to 914,400 share purchase warrants to be issued to finders upon conversion of the Subscription Receipts pursuant to the Private Placement, each of which will entitle the holder to acquire one Helius Share for a period of 24 months from the date of issuance at an exercise price of $1.00 per Helius Share;

(u)     "Governmental Entity" means any government, parliament, legislature, regulatory authority, governmental department, agency, commission, board, tribunal, crown corporation, court or other law, rule or regulation-making entity having jurisdiction or exercising executive, legislative, judicial, regulatory or administrative powers on behalf of any federation or nation, or any province, territory, state or other subdivision thereof or any municipality, district or other subdivision thereof;

(v)     "Governmental Order" means any order, writ, ruling, judgment, injunction, decree, stipulation, determination, award, directive or citation entered by or with any Governmental Entity;

(w)     "Helius Assets" means the property and assets of Helius as a going concern, of every kind and description and wheresoever situated;

(x)     "Helius Constating Documents" means the Articles of Continuance and By-Laws of Helius;

(y)     "Helius Financial Statements" means the audited financial statements of Helius for the period from incorporation (March 13, 2014) to March 31, 2014, together with the notes thereto;

(z)     "Helius Information" has the meaning given to the term in Section 6.1(c) hereof;

(aa)     "Helius Shareholders" means the holders of Helius Shares;

(bb)     "Helius Shares" means the Class A Common Shares in the capital of Helius;

(cc)     "Indebtedness" means as to any Person, all obligations of such Person for payment of borrowed money, including obligations for payment of principal, interest and penalties;

(dd)     "Infringe" has the meaning given to the term in Section 4.1(u)(iii) hereof;

(ee)     "Intellectual Property" means all (i) trademarks, service marks, trade names and other indications of origin including all goodwill associated with all of the foregoing, and all applications, registrations and renewals in connection with all of the foregoing, in any jurisdiction; (ii) inventions, discoveries and ideas (whether patentable or unpatentable and whether or not reduced to practice), and all patents, applications for patents; (iii) trade secrets, know-how, confidential information, and other proprietary rights and information; (iv) copyrights and works of authorship, whether copyrightable or not, and all applications, registrations and renewals in connection therewith, in any jurisdiction; (v) Internet domain names; (vi) computer technology, equipment, devices, systems, hardware, software and databases; and (vii) other similar intellectual property or proprietary rights;

(ff)     "Laws" means all statutes, codes, ordinance, regulations, statutory rules, published policies, published guidelines and terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, and the term "applicable" with respect to such Laws, and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities (all references herein to a specific statute being deemed to include all applicable rules, regulations, rulings, orders and forms made or promulgated under such statute and the published policies and published guidelines of the Governmental Entity administering such statute) and will include the published rules and policies of the CSE;

(gg)     "Letter of Transmittal" has the meaning given to the term in Section 2.15(a) hereof;

(hh)     "Lien" means any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition, which, in substance, secures payment, or performance of an obligation;

(ii)     "Liquidated Amount" has the meaning given to the term in Section 10.4 hereof

(jj)     "Listing Statement" means the CSE Listing Statement in the prescribed form to be prepared and filed by Helius in connection with Helius's application for listing on the CSE, including all appendices thereto, as the same may be amended from time to time;

(kk)     "Material Adverse Effect" means, when used in connection with Helius or NHC, as applicable, any event, condition or change which individually or in the aggregate constitutes, or could reasonably be expected to have, a material adverse effect on their respective business assets, liabilities, condition (financial or otherwise) or results of operations taken as a whole on a consolidated basis; provided, however, that the determination of whether a material adverse effect has occurred will be made ignoring any event, change, fact or effect resulting from: (i) any change in accounting standards or Laws or interpretation thereof; (ii) any generally applicable change or development in economic, regulatory, business or financial market conditions; and (iii) any acts of terrorism or war; and (iv) the execution or announcement of this Agreement;

(ll)     "Material Contracts" means all contracts or other obligations or rights (and all amendments, modifications and supplements thereto to which any Party or any of its Subsidiaries is a party affecting the obligations of any party thereunder) to which a Party or its Subsidiaries is a party or by which any of their respective properties or assets are bound that are material to the business, properties or assets of a Party or its Subsidiaries taken as a whole;

(mm)     "material fact" has the meaning ascribed thereto in the Securities Act;

(nn)     "Merger" has the meaning given to the term in Recital (A) hereof;

(oo)     "misrepresentation" has the meaning ascribed thereto in the Securities Act;

(pp)     "NHC Assets" means the property and assets of NHC as a going concern, of every kind and description and wheresoever situated;

(qq)     "NHC Certificates" has the meaning given to the term in Section 2.15(a) hereof;

(rr)     "NHC Equity Plans" has the meaning given to the term in Section 2.10(a) hereof;

(ss)     "NHC Financial Statements" means the audited financial statements of NHC for the years ended March 31, 2014, together with the notes thereto;

(tt)     "NHC Information" has the meaning given to the term in Section 7.1(c)(i) hereof;

(uu)     "NHC Shareholders" means the holders of NHC Shares;

(vv)     "NHC Shares" means the shares of common stock in the capital of NHC;

(ww)     "NHC Stock Options" has the meaning given to the term in Section 2.10(a) hereof;

(xx)     "Party" means a party to this Agreement and "Parties" means all parties to this Agreement;

(yy)     "Permits" means in respect of a party, all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of the respective businesses of the Party or any of its Subsidiaries;

(zz)     "Permitted Liens" means Liens for current Taxes or other governmental charges not yet due and payable or delinquent, the amount or validity of which is being contested in good faith by appropriate proceedings or which may thereafter be paid without penalty or such imperfections of title, easements, encumbrances and mortgages or other Liens, if any, as are not material (alone or in the aggregate) in character, amount or extent and do not materially detract from the value, or materially interfere with the present use, of any property subject thereto or affected thereby;

(aaa)     "Person" means and includes an individual, firm, sole proprietorship, partnership, joint venture, venture capital or hedge fund, association, unincorporated association, unincorporated syndicate, unincorporated organization, estate, group, trust, body corporate (including a limited liability company and an unlimited liability company), a trustee, executor, administrator or other legal representative, Governmental Entity, syndicate or other entity, whether or not having legal status;

(bbb)     "Private Placement" means the private placement of Subscription Receipts completed by Helius on May 30, 2014 pursuant to which Helius issued 15,240,000 Subscription Receipts at a price of $0.50 per Subscription Receipt for gross proceeds of $7,620,000 (Canadian);

(ccc)     "Regulatory Approvals" means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that permits a transaction to be implemented if a prescribed time lapses following the giving of notice without an objection being made) of any applicable Governmental Entity;

(ddd)     "Securities Act" means the Securities Act (British Columbia) and all blanket rulings, policy statements, orders, rules and notices of the British Columbia Securities Commission;

(eee)     "Securities Authorities" means the CSE and any applicable securities commissions or similar regulatory authorities in Canada and each of the provinces and territories thereof and in the United States and each of the states thereof;

(fff)     "Subsidiary" means, with respect to a specified body corporate, a body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the directors thereof, whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency, are at the time owned, directly or indirectly, by such specified body corporate, and includes a body corporate in like relation to a subsidiary;

(ggg)     "Subscription Receipts" means the 15,240,000 subscription receipts issued by Helius pursuant to the Private Placement, each of which, upon satisfaction of all conditions precedent to the Merger, shall be deemed exercised for one unit of Helius consisting of one Helius Share and one half of one Helius Share purchase warrant, with each full share purchase warrant entitling the holder to acquire one Helius Share for a period of 24 months from the date of issuance at an exercise price of $1.00 per Helius Share;

(hhh)     "Surviving Corporation" has the meaning given to the term in Section 2.1 hereof;

(iii)     "Tax Returns" means all returns, declarations, reports, information returns and statements filed or required to be filed with any taxing authority relating to Taxes;

(jjj)     "Taxes" means all present and future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Entity in the nature of a tax, including any interest, additions to tax and penalties applicable thereto;

(kkk)     "WBCA" means the Wyoming Business Corporations Act; and

(lll)     "Willful Breach" means, with respect to a breach of this Agreement by a party, that such breach is intentional and a consequence of an act or failure to act by the breaching party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

Interpretation

1.2     For the purposes of this Agreement, except as otherwise expressly provided:

(a)     a reference to an Article is to an Article of this Agreement, and the symbol Section followed by a number or some combination of numbers and letters refers to the section, subsection, paragraph, subparagraph, clause or subclause of this Agreement so designated;

(b)     the captions, Section numbers and Article numbers appearing in this Agreement are inserted for convenience of reference only and will in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement;

(c)     the word "including", when following any general statement or term, is not to be construed as limiting the general statement or term to the specific items or matters set forth or to similar items or matters, but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its broadest possible scope;

(d)     in the event that any date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day;

(e)     a reference to a statute includes all regulations made thereunder, all amendments to the statute or regulation in force from time to time, and every statute or regulation that supplements or supersedes such statute or regulation;

(f)     words importing the masculine gender include the feminine or neuter, words in the singular include the plural, a word importing a corporate entity includes an individual, and vice versa;

(g)     all dollars amounts, unless otherwise specified, are in Canadian; and

(h)     where any matter is stated to be "to the knowledge" or "to the best of the knowledge" of NHC or words to like effect in this Agreement, such will mean the actual knowledge of any of the officers or directors of NHC after due inquiry. Where any matter is stated to be "to the knowledge" or "to the best of the knowledge" of Helius or words to like effect in this Agreement, such will mean the actual knowledge of any of the officers or directors of Helius after due inquiry.

ARTICLE 2

MERGER

Merger

2.1     Subject to the terms and conditions of this Agreement and in accordance with the provisions of the DGCL, at the Effective Time (as defined below), Mergersub will merge with and into NHC, and NHC will be the surviving corporation (referred to in the period following the Effective Time as the "Surviving Corporation") and the corporate existence of NHC and Mergersub shall continue in the Surviving Corporation.

2.2     The business of the Surviving Corporation shall be that of a Delaware corporation.

Merger Effective Time

2.3     At the Closing, NHC shall file a certificate of merger in substantially the form attached hereto as Schedule 2.3 (the "Certificate of Merger") with the Office of the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Office of the Secretary of State of the State of Delaware or at such subsequent time as Helius, NHC and Mergersub shall agree and specify in the Certificate of Merger (the time and date that the Merger becomes effective is referred to as the "Effective Time").

Effects of Merger

2.4     The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of NHC and Mergersub shall vest in the Surviving Corporation, and all debts, liabilities and duties of NHC and Mergersub shall become the debts, liabilities and duties of the Surviving Corporation.

Certificate of Incorporation; Bylaws

2.5     At the Effective Time, the Certificate of Incorporation of Mergersub in effect immediately prior to the Effective Time shall be amended and restated in its entirety as set forth in the Certificate of Merger to change all references to the name of Mergersub to "Neurohabilitiation Corporation", and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Certificate of Incorporation.

2.6     At the Effective Time, the Bylaws of Mergersub immediately prior to the Effective Time shall be amended to change all references to the name of Mergersub to "Neurohabilitiation Corporation", and, as so amended, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

Directors and Officers of Surviving Corporation

2.7     The directors of Helius effective immediately following the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Helius effective immediately following the Effective Time shall be the initial officers of the Surviving Corporation, until the earlier of their resignation or removal or their respective successors are duly elected and qualified, as the case may be.

Tax Consequences

2.8     It is intended by the parties hereto that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Section 1.368-2(g) of the Code.

Effect on the Capital Stock of the Constituent Corporations; Exchange of Certificates

2.9     Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of NHC, Helius, Mergersub or the holders of any shares of capital stock of NHC, Helius or Mergersub:

(a)     Each NHC Share issued and outstanding immediately prior to the Effective Time (other than (i) NHC Shares to be cancelled in accordance with Section 2.9(b) and (ii) any Dissenting Shares) shall thereupon be cancelled and extinguished and converted automatically into and shall thereafter represent the right to receive 16.0350261 (the "Exchange Ratio") fully paid and nonassessable Helius Shares (the "Merger Consideration"). No fractional interests in Helius Shares, and no certificates representing such fractional interests, shall be issued in connection with the Merger. In the event that a holder of NHC Shares would otherwise be entitled to a fractional Helius Share hereunder, the number of Helius Shares issued to such holder of NHC Shares shall be rounded down to the next lesser whole number of Helius Shares;

(b)     Each NHC Share held in the treasury of NHC or owned, directly or indirectly, by Helius or Mergersub immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)     Each share of common stock, par value $0.0001 per share, of Mergersub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation. Such shares shall thereafter constitute all of the issued and outstanding Surviving Corporation capital stock.

(d)     If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Helius, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Exchange Ratio shall be equitably adjusted, without duplication, to reflect such change.

2.10     Treatment of Options and Other Equity-Based Awards

(a)     At the Effective Time, each option or similar right (each, a "NHC Stock Option") to purchase NHC Shares granted under any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of NHC (the "NHC Equity Plans"), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be automatically terminated.

(b)     NHC shall terminate, effective as of the Effective Time, the NHC Equity Plans, as amended through the date of this Agreement. Prior to the Effective Time, NHC and the Board of Directors of NHC shall (to the extent necessary) adopt resolutions and take all such other actions reasonably required to implement the provisions of Section 2.10(a), and following the Effective Time no holder of any NHC Stock Options shall have any right thereunder to acquire any capital stock of NHC, the Surviving Corporation or any Affiliate thereof.

2.11     Dissenting Shares

(a)     Notwithstanding anything in this Agreement to the contrary, NHC Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such NHC Shares pursuant to Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such NHC Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.9(a). NHC shall serve prompt notice to Helius of any demands for appraisal of any NHC Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Helius shall have the right to participate in all negotiations and proceedings with respect to such demands. NHC shall not, without the prior written consent of Helius, make any payment with respect to, or settle or offer to settle, any such demands. [

2.12     Withholding Rights

(a)     Each of Helius, Mergersub and the Surviving Corporation shall be entitled to deduct and withhold, or cause to be withheld, from any amounts otherwise payable pursuant to this Agreement such amount as it determines it is required to deduct and withhold with respect to the making of such payment under the Code or any other Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to such holder of NHC Shares in respect of whose NHC Shares such deduction and withholding was made.

2.13     Lost Certificates

(a)     If any certificate or other instrument that, immediately prior to the Effective Time, represented NHC Shares shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such certificate or instrument to be lost, stolen or destroyed and, if required by Helius, the posting by such person of a bond in such reasonable amount as Helius may reasonably direct as indemnity against any claim that may be made against it with respect to such NHC Shares, Helius shall deliver in exchange for such lost, stolen or destroyed certificate or instrument the applicable portion of the Merger Consideration with respect to the NHC Shares formerly represented thereby.

2.14     Stock Transfer Books

(a)     The stock transfer books of NHC shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of NHC Shares thereafter on the records of the Company. At or after the Effective Time, any certificates formerly representing NHC Shares presented to Helius or the Surviving Corporation for any reason shall be converted into the right to receive the applicable portion of the Merger Consideration with respect to the NHC Shares formerly represented thereby.

2.15     Exchange Procedures

(a)     From and after the Effective Time, Helius shall act as exchange agent (the "Exchange Agent") in effecting the exchange of the applicable number of Helius Shares for certificates which immediately prior to the Effective Time represented outstanding NHC Shares (the "NHC Certificates") and which were converted into the right to receive the applicable number of Helius Shares set forth in Section 2.9(a). As promptly as practicable after the date of this Agreement, NHC shall provide to each record holder of outstanding NHC Shares a letter of transmittal (the "Letter of Transmittal") in a form reasonably acceptable to the parties and instructions for use in surrendering such NHC Certificates and receiving the applicable number of Helius Shares pursuant to Section 2.9(a). As of the Effective Time, Helius shall, in its capacity as Exchange Agent, hold in trust the applicable number of Helius Shares set forth in Section 2.9(a).

(b)     After the Effective Time, upon the surrender of each NHC Certificate for cancellation to the Exchange Agent, together with a properly completed Letter of Transmittal and such other documents as may reasonably be required by Surviving Corporation: (i) Surviving Corporation shall cause to be issued to the holder of such NHC Certificate in exchange therefor a separate stock certificate representing the Helius Shares to which such holder is entitled pursuant to Section 2.9(a), without interest; and (ii) the NHC Certificates so surrendered shall forthwith be cancelled.

(c)     Subject to dissenter rights under the DGCL and Section 2.11, all NHC Shares converted in accordance with Section 2.9(a) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and as of the Effective Time each holder of a certificate representing any such NHC Shares shall cease to have any rights with respect thereto, except the right to receive the Helius Shares under Section 2.9(a), without interest.

2.16     Securities Laws Issues

(a)     Helius intends to issue the Helius Shares as provided in this Agreement pursuant to a "private placement" exemption or exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), and/or Regulation D promulgated under the Securities Act and an exemption from qualification under any other applicable state and foreign securities laws. Helius shall comply with all applicable provisions of, and rules under, the Securities Act and any other applicable state and foreign securities laws in connection with the offering and issuance of Helius Shares pursuant to this Agreement. The Helius Shares to be issued pursuant to this Article 2 shall not have been registered and shall be characterized as "restricted securities" under the federal securities laws and any other applicable state and foreign securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF HELIUS

Representations and Warranties of Helius

3.1     Helius represents and warrants to NHC as follows and acknowledges that NHC is relying on such representations and warranties in connection with the transactions contemplated hereby:

Incorporation, Organization and Authority of Helius

(a)     Helius is a corporation duly organized and validly subsisting and in good standing under the laws of Wyoming, and has all the requisite corporate capacity and authority to enter into this Agreement and to perform its obligations hereunder and to carry on its business and to own, lease and operate the Helius Assets. Helius has made available to NHC prior to the execution of this Agreement complete and correct copies of the Articles of Continuation of Helius, as amended and currently in effect, and the Bylaws of Helius, as amended and currently in effect. Marco Babini is the sole director and sole officer of Helius.

Necessary Proceedings

(b)     All necessary and required corporate measures, proceedings and actions of the directors and shareholders of Helius have been taken or duly initiated to authorize and enable Helius to enter into and deliver this Agreement and the Ancillary Agreements to which Helius is a party.

Valid and Binding Obligation

(c)     This Agreement and each of the Ancillary Agreements to which Helius is a party have been duly executed and delivered by Helius and constitute, or when duly executed and delivered will constitute, a legal, valid and binding obligations of Helius, enforceable against it in accordance with their respective terms subject only to:

(i)     any limitation under applicable Laws relating to bankruptcy, insolvency, moratorium, reorganization and other similar laws relating to or affecting the enforcement of creditors' rights generally; and

(ii)     the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

Share Capital of Helius

(d)     The authorized capital of Helius consists of an unlimited number of Class A Common Shares without par value, an unlimited number of Class B Common Shares without par value and an unlimited number of Class A Preferred Shares without par value, of which 10,000,000 Class A Common Shares and no Class B Common Shares or Class A Preferred Shares are duly and validly issued and outstanding as fully paid and non-assessable as of the date hereof. Other than the Helius Shares issuable to the NHC Shareholders pursuant Section 2.9(a) hereof, the Helius Shares and Helius Share purchase warrants issuable upon automatic conversion of the Subscription Receipts, and the Finders' Warrants issuable upon automatic conversion of the Subscription Receipts, (i) there is no other agreement, obligation (contractual or otherwise), warrant, right or option existing or pending pursuant to which Helius is or might be required to issue any shares or other securities of its capital, (ii) there is no outstanding warrant, right, option, conversion privilege, stock purchase plan, put, call or other contractual obligation relating to the offer, sale, issuance, purchase or redemption, exchange, conversion, voting or transfer of any shares of the capital stock of Helius or other securities convertible into or exchangeable for capital stock of Helius or that provides for any stock appreciation, phantom stock or similar right, (iii) there are no outstanding contractual obligations of Helius to repurchase, redeem or otherwise acquire any shares of its capital stock or other securities convertible into or exchangeable for capital stock of Helius or that provide for any stock appreciation, phantom stock, or similar right. The Helius Shares described in this Section 3.1(d) constitute all of the issued and outstanding capital stock of Helius.

Title to Helius Assets

(e)     Other than Permitted Liens or other than as disclosed in writing to NHC, Helius has good and marketable title to the Helius Assets free and clear of any actual, pending or, to the knowledge or belief of Helius, threatened claims, Liens or set-offs whatsoever, including without limitation any action, proceeding or investigation affecting title to Helius Assets, at law or in equity, before any court, administrative agency or Governmental Entity, to all of Helius Assets and to any properties, except those sold in the ordinary course of business during such period, save and except in any case which would not have a Material Adverse Effect. Helius has not granted or entered into any agreement, option, understanding or commitment or any encumbrance of or disposal of the Helius Assets or an interest therein or any right or privilege capable of becoming an agreement or option with respect to the Helius Assets and will not do so prior to the Closing Date, save and except in any case which would not have a Material Adverse Effect.

Pre-emptive Rights

(f)     No Persons, other than pursuant to the terms hereof, have any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, subscription or issuance of any Helius Shares or other securities of Helius or securities convertible into, exchangeable for, or which carry the right to purchase Helius Shares or other securities of Helius.

Reporting Issuer

(g)     Helius is a reporting issuer under the Securities Act (Alberta) and the Securities Act (British Columbia) and Helius's name does not appear on a list of defaulting reporting issuers maintained by the British Columbia or Alberta securities commissions. Helius is in compliance and up to date with all filings under applicable corporate and securities laws, rules and regulations.

Cease Trading

(h)     No order ceasing trading in securities of Helius or prohibiting the sale of securities by Helius is currently in effect and to Helius's knowledge, no proceedings for this purpose have been instituted, are pending, contemplated or threatened.

Financial Statements

(i)     The Helius Financial Statements have been prepared in accordance with United States Generally Accepted Accounting Principles and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of Helius as of the respective dates thereof and the consolidated sales, income and results of operations of Helius for the respective financial periods covered thereby.

Auditors

(j)     The auditors of Helius who audited the Helius Financial Statements and delivered the audit report with respect to those statements are independent public accountants.

Material Change

(k)     There are no material facts or material information, which exist, and there has been no material change in the capital, business, Helius Assets, liabilities, obligations (absolute, accrued, contingent or otherwise), operations, condition (financial or otherwise), results of operations, financial position, capital or long-term debt, affairs or prospects of Helius since the date of the Helius Financial Statements, which have not been disclosed in writing to NHC and in the manner required by applicable Laws, and all public filings made by, or on behalf of, Helius do not contain any untrue statement of a material fact or omit to state a material fact that was required to be stated.

Business of Helius

(l)     Helius has conducted and is conducting its business in all material respects in full compliance with all applicable Laws, rules and regulations of each jurisdiction in which its business is carried on and holds all necessary licenses, permits, approvals, consents, certificates, registrations and authorizations, whether governmental, regulatory or otherwise, to enable its business to be carried on as it is currently conducted and its property and assets to be owned, leased and operated, and the same are validly existing and in good standing and none of such licenses, permits, approvals, consents, certificates, registrations and authorizations contains any burdensome term, provision, condition or limitation, save and except in any case which would not have a Material Adverse Effect.

Liabilities of Helius

(m)     There are no known liabilities (whether accrued, absolute, contingent or otherwise) of Helius of any kind whatsoever, and, to the best of the knowledge of Helius, there is no basis for assertion against Helius of any liabilities of any kind, other than:

(i)     liabilities disclosed or reflected in or provided for in the Helius Financial Statements; or

(ii)     liabilities incurred since the date of the Helius Financial Statements which were incurred in the ordinary course of Helius's business and, in the aggregate, are not materially adverse to its business.

Indebtedness

(n)     Helius has no Indebtedness and is not under any obligation to create or issue any bonds, debentures, mortgages, promissory notes or other Indebtedness, other than Indebtedness incurred in the ordinary course of business in an amount not exceeding $750,000 (Canadian) and the payment of finders' fees in connection with the Private Placement in an amount not to exceed $500,000 (Canadian).

Guarantees

(o)     Helius is not a party to, or bound by, any agreement of guarantee, indemnification, assumption or endorsement or any like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person.

Tax Matters

(p)     Helius is not in arrears or in default in respect of the filing of any required federal, provincial or municipal tax or other tax return; and (i) all taxes, filing fees and other assessments due and payable or collectible from Helius will have been paid or collected prior to the Closing Date, (ii) no claim for additional taxes, filing fees or other amounts and assessments due and payable or collectible from Helius has been made which has not been collected, and (iii) to the best of the knowledge of Helius, no such return contains any misstatement or conceals any statement that should have been included therein.

Absence of Other Agreements

(q)     Other than as disclosed to NHC in writing, Helius:

(i)     is not a party to any Material Contract;

(ii)     is not a party to, nor operates any bonus, pension, profit sharing, deferred compensation, retirement, hospitalization insurance, medical insurance or similar plan or practice, formal and informal, in effect with respect to any employees of Helius;

(iii)     is not bound by any agreement, whether written or oral, with any employee of Helius providing for a specified period of notice of termination nor providing for any fixed term of employment;

(iv)     is not bound by any outstanding contract or commitment which requires prior approval of any change of control of Helius; and

(v)     is not bound by any outstanding contract or commitment except those entered into in the ordinary course of business and is not in default under any material contract by which it is bound or under which it is entitled to the benefits of and advantages thereof, save and except in any case which would not have a Material Adverse Effect.

Good Standing of Agreements

(r)     Schedule 3.1(r) contains a list of all contracts material to Helius. Helius is not in default or breach of any of its obligations under any one or more contracts, agreements (written or oral), commitments, indentures or other instruments to which it is a party or by which it is bound save and except in any case which would not have a Material Adverse Effect and there exists no state of facts which, to the best of the knowledge of Helius, after notice or lapse of time or both, would constitute such a default or breach. All such contracts, agreements, commitments, indentures and other instruments have been duly authorized, executed and delivered and are now in good standing and in full force and effect without amendment thereto, Helius is entitled to all benefits thereunder and, to the best of the knowledge of Helius, the other parties to such contracts, agreements, commitments, indentures and other instruments are not in default or breach of any of their obligations thereunder save and except in any case which would not have a Material Adverse Effect.

Helius Corporate Records

(s)     The corporate records and minute books of Helius contain substantially complete and accurate minutes of all meetings of the directors and shareholders of Helius held since its incorporation, and signed copies of all resolutions and Articles duly passed or confirmed by the directors or shareholders of Helius other than at a meeting, all such meetings having been duly called and held. The share certificate books, register of security holders, register of transfers and register of directors and any similar corporate records of Helius are complete and accurate.

No Breach Caused by this Agreement

(t)     The execution, delivery and performance by Helius of its obligations under this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene, conflict with or result in a violation or breach of any provision of any applicable Laws or any license, approval, consent or authorization held by Helius, (ii) require any notice or consent or other action by any Person under, contravene, conflict with, violate, breach or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Helius is entitled under, or give rise to any rights of first refusal or trigger any change in control provisions or any restriction under, any provision of any Material Contract or other instrument binding upon Helius or affecting any of its assets, or (iii) result in the creation or imposition of any Lien on any asset of Helius, with such exceptions, in the case of each of clauses (ii) and (iii), as do not have or would not have, or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Litigation

(u)     There are no claims, demands, disputes, actions, suits, proceedings or investigations pending or, to the best of the knowledge of Helius, threatened against or, directly or indirectly, affecting Helius (including without limitation, restraining or preventing Helius from issuing Helius Shares in accordance with this Agreement), at law or in equity or before or by any federal, provincial, municipal or other local court or Governmental Entity, domestic or foreign, nor is Helius subject to any presently effective adverse order, writ, injunction or decree of any such body.

No Brokers

(v)     Other than the payment of finders' fees in connection with the Private Placement in an amount not to exceed $500,000 (Canadian), Helius has not entered into any agreement which would entitle any Person to any valid claim against Helius, any NHC Shareholders or NHC or their Subsidiaries for a broker's commission, finder's fee or any like payment in respect of any matters contemplated by this Agreement.

Dividends

(w)     Helius has not, directly or indirectly, declared or paid any dividend or declared or made any other distribution on any of its shares or securities or, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares or securities or agreed to do any of the foregoing.

Approvals

(x)     No approval of, registration, declaration or filing by Helius with any federal, provincial, municipal or local court or Governmental Entity is necessary to authorize the execution and delivery of this Agreement, or any and all of the documents and instruments to be delivered under this Agreement by Helius or the consummation by Helius of the transactions contemplated herein, other than compliance with any applicable Laws and the approval of the CSE.

Compliance with Laws

(y)     Helius is not in violation of any federal, provincial, municipal or other law, regulation or order of any Government Entity, domestic or foreign, save and except in any case which would not have a Material Adverse Effect on Helius.

Knowledge of Helius

(z)     Helius does not have any information or knowledge of any material facts relating to the business of Helius that, if known to NHC or any of the NHC Shareholders, might reasonably be expected to deter NHC or any of the NHC Shareholders from completing the purchase and sale contemplated herein, or the consummation by NHC or by the NHC Shareholders of the other transactions contemplated herein.

Shareholders' Agreements, etc.

(aa)     There are no shareholders' agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting or transfer of any of Helius Shares. Other than in connection with the Helius Shares and warrants issued in the Private Placement, there are no agreements to register any securities of Helius or sales or resales thereof under the federal, state or foreign securities laws.

No Bankruptcy

(bb)     No proceedings have been taken, are pending or authorized by Helius or by any other person in respect of the bankruptcy, insolvency, liquidation or winding up of Helius.

Share Issuance

(cc)     On the Closing Date, the Helius Shares to be issued by Helius to NHC Shareholders pursuant to this Agreement will be duly authorized and validly allotted and issued as fully paid and non-assessable Helius Shares to NHC Shareholders.

Reliance

3.2     The representations and warranties in Section 3.1 are made with the knowledge and expectation that NHC and the NHC Shareholders are placing complete reliance thereon. Such reliance will not be affected by any investigation or examination conducted by NHC or the NHC Shareholders or their representatives before or after the date of this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES IN RESPECT OF NHC

Representations and Warranties in Respect of NHC

4.1     NHC represents and warrants to Helius as follows and acknowledges that Helius is relying on such representations and warranties in connection with the transactions contemplated hereby, except as set forth on the Disclosure Schedule attached as Schedule 4 to this Agreement (the "NHC Disclosure Schedule"), which exceptions shall be deemed to be part of the representations and warranties made hereunder. The NHC Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article 4, and the disclosures in any section or subsection of the NHC Disclosure Schedule shall qualify other sections and subsections in this Article 4 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections:

Incorporation, Organization and Authority of NHC

(a)     NHC is a corporation duly incorporated, organized and validly subsisting and in good standing under the laws of Delaware, and has all the requisite corporate capacity and authority to enter into this Agreement and to perform its obligations hereunder and to carry on its business and to own, lease and operate NHC Assets. NHC is a corporation duly organized and validly subsisting and in good standing under the laws of Delaware, and has all the requisite corporate capacity and authority to enter into this Agreement and to perform its obligations hereunder and to carry on its business and to own, lease and operate the NHC Assets. NHC has made available to Helius prior to the execution of this Agreement complete and correct copies of the Certificate of Incorporation of NHC, as amended and currently in effect, and the Bylaws of NHC, as amended and currently in effect. Section 4.1(a) of the NHC Disclosure Schedule lists the directors and officers of NHC as of the date hereof.

Necessary Proceedings

(b)     All necessary or required corporate measures, proceedings and actions of the directors and shareholders of NHC have been taken to authorize and enable NHC to enter into and deliver this Agreement and the Ancillary Agreements to which NHC is a party.

Valid and Binding Obligation

(c)     This Agreement and each of the Ancillary Agreements to which NHC is a party have been duly executed and delivered by NHC and constitute, or when duly executed and delivered will constitute, a legal, valid and binding obligation of NHC, enforceable against it in accordance with their respective terms subject only to:

(i)     any limitation under applicable Laws relating to bankruptcy, insolvency, moratorium, reorganization and other similar laws relating to or affecting the enforcement of creditors' rights generally; and

(ii)     the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

Share Capital of NHC

(d)     The authorized capital of NHC consists of 3,000,000 NHC Shares, of which 2,201,436 NHC Shares are duly and validly issued and outstanding as fully paid and non-assessable shares as at the date hereof. Other than the Convertible Notes, (i) there is no other agreement, obligation (contractual or otherwise), warrant, right or option existing or pending pursuant to which NHC is or might be required to issue any shares or other securities of its capital, (ii) there is no outstanding warrant, right, option, conversion privilege, stock purchase plan, put, call or other contractual obligation relating to the offer, sale, issuance, purchase or redemption, exchange, conversion, voting or transfer of any shares of the capital stock of NHC or other securities convertible into or exchangeable for capital stock of NHC or that provides for any stock appreciation, phantom stock or similar right, (iii) there are no outstanding contractual obligations of

NHC to repurchase, redeem or otherwise acquire any shares of its capital stock or other securities convertible into or exchangeable for capital stock of NHC or that provide for any stock appreciation, phantom stock, or similar right. Following Closing, pursuant to their terms the Convertible Notes will be automatically exchanged for Helius Shares. The shares of capital stock in NHC described in this Section 4.1(d) constitute all of the issued and outstanding capital stock of NHC.

Title to NHC Assets

(e)     Other than the Permitted Liens or other than as disclosed in writing to Helius, NHC has good and marketable title to the NHC Assets free and clear of any actual, pending or, to the knowledge or belief of NHC, threatened claims, Liens or set-offs whatsoever, including without limitation any action, proceeding or investigation affecting title to NHC Assets, at law or in equity, before any court, administrative agency or Governmental Entity, to all of NHC Assets and to any properties, except those sold in the ordinary course of business during such period, save and except in any case which would not have a Material Adverse Effect. Other than as disclosed to Helius in writing, NHC has not granted or entered into any agreement, option, understanding or commitment or any encumbrance of or disposal of the NHC Assets or an interest therein or any right or privilege capable of becoming an agreement or option with respect to the NHC Assets and will not do so prior to the Closing Date, save and except in any case which would not have a Material Adverse Effect.

Pre-emptive Rights

(f)     No Person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, subscription or issuance from treasury of any shares or other securities of NHC or securities convertible into, exchangeable for, or which carry the right to purchase common shares or other securities of NHC.

Financial Statements

(g)     The NHC Financial Statements have been prepared in accordance with and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of NHC as of the respective dates thereof and the consolidated sales, income and results of operations of NHC for the respective financial periods covered thereby.

Auditors

(h)     The auditors of NHC who audited the NHC Financial Statements and delivered the audit report with respect to those statements are independent public accountants.

Material Change

(i)     There are no material facts or material information, which exist, and there has been no material change in the capital, business, NHC Assets, liabilities, obligations

(absolute, accrued, contingent or otherwise), operations, condition (financial or otherwise), results of operations, financial position, capital or long-term debt, affairs or prospects of NHC since the date of the NHC Financial Statements, which have not been disclosed in writing to Helius.

Business of NHC

(j)     Other than as disclosed in writing to Helius, NHC has conducted and is conducting its business in all material respects in full compliance with all applicable Laws, rules and regulations of each jurisdiction in which its business is carried on and holds all necessary licenses, permits, approvals, consents, certificates, registrations and authorizations, whether governmental, regulatory or otherwise, to enable its business to be carried on as it is currently conducted and its property and assets to be owned, leased and operated, and the same are validly existing and in good standing and none of such licenses, permits, approvals, consents, certificates, registrations and authorizations contains any burdensome term, provision, condition or limitation, save and except in any case which would not have a Material Adverse Effect.

Liabilities of NHC

(k)     There are no known liabilities (whether accrued, absolute, contingent or otherwise) of NHC of any kind whatsoever, and, to the best of the knowledge of NHC, there is no basis for assertion against NHC of any liabilities of any kind, other than:

(i)     liabilities disclosed or reflected in or provided for in the NHC Financial Statements; or

(ii)     liabilities incurred since the date of the NHC Financial Statements which were incurred in the ordinary course of the routine daily affairs of NHC's business or, in the aggregate, are not materially adverse to their businesses.

Indebtedness

(l)     Other than Indebtedness of NHC to Helius and Indebtedness incurred in the ordinary course of business in amount not to exceed $250,000 (Canadian) and the Convertible Notes, NHC has no Indebtedness and is not under any obligation to create or issue any bonds, debentures, mortgages, promissory notes or other Indebtedness. NHC acknowledges that pursuant to a loan agreement and promissory note dated May 30, 2014 it is indebted to Helius for a loan in the principal amount of US$150,000, and that in the event of any termination of this Agreement such loan shall become due and payable in full upon notice of Helius to NHC.

Guarantees

(m)     NHC is not a party to, or bound by, any agreement of guarantee, indemnification, assumption or endorsement or any like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person.

Tax Matters

(n)     Other than as disclosed to Helius in writing, NHC is not in arrears or in default in respect of the filing of any required federal, provincial or municipal tax or other tax return; and (i) all taxes, filing fees and other assessments due and payable or collectible from NHC will have been paid or collected prior to the Closing Date, (ii) no claim for additional taxes, filing fees or other amounts and assessments due and payable or collectible from NHC has been made or threatened which has not been collected, and (iii) to the best of the knowledge of NHC, no such return contains any misstatement or conceals any statement that should have been included therein.

Absence of Other Agreements

(o)     Other than as disclosed to Helius in writing, NHC:

(i)     is not a party to any Material Contract;

(ii)     is not a party to, nor operates any bonus, pension, profit sharing, deferred compensation, retirement, hospitalization insurance, medical insurance or similar plan or practice, formal and informal, in effect with respect to any employees of NHC;

(iii)     is not bound by any agreement whether written or oral with any employee of NHC providing for a specified period of notice of termination nor providing for any fixed term of employment, and has now and as of the Closing Date will have no employees who cannot be dismissed upon such notice as applicable Law may permit;

(iv)     is not bound by any outstanding contract or commitment which requires prior approval of any change of control of NHC; and

(v)     is not bound by any outstanding contract or commitment except those entered into in the ordinary course of business and is not in default under any material contract by which it is bound or under which it is entitled to the benefits of and advantages thereof, save and except in any case which would not have a Material Adverse Effect.

Good Standing of Agreements

(p)     Section 4.1(p) of the NHC Disclosure Letter contains a list of all contracts material to NHC. Other than as disclosed to Helius in writing, NHC is not in default or breach of any of its obligations under any one or more contracts, agreements (written or oral), commitments, indentures or other instruments to which it is a party or by which it is bound save and except in any case which would not have a Material Adverse Effect and there exists no state of facts which, to the best of the knowledge of NHC, after notice or lapse of time or both, would constitute such a default or breach. All such contracts, agreements, commitments, indentures and other instruments have been duly authorized, executed and delivered and are now in good standing and in full force and effect without amendment thereto, NHC is entitled to all benefits thereunder and, to the best of the knowledge of NHC, the other parties to such contracts, agreements, commitments, indentures and other instruments are not in default or breach of any of their obligations thereunder save and except in any case which would not have a Material Adverse Effect.

NHC Corporate Records

(q)     The corporate records and minute books of NHC contain substantially complete and accurate minutes of all meetings of the directors and shareholders of NHC held since its incorporation, and signed copies of all resolutions and by-laws duly passed or confirmed by the directors or shareholders of NHC other than at a meeting, all such meetings having been duly called and held. The share certificate books, register of security holders, register of transfers and register of directors and any similar corporate records of NHC are complete and accurate.

No Breach Caused by this Agreement

(r)     The execution, delivery and performance by NHC of its obligations under this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in a violation or breach of any provision of any applicable Laws or any license, approval, consent or authorization held by NHC, (ii) require any notice or consent or other action by any Person under, contravene, conflict with, violate, breach or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which NHC is entitled under, or give rise to any rights of first refusal or trigger any change in control provisions or any restriction under, any provision of any Material Contract or other instrument binding upon NHC or affecting any of its assets, or (iii) result in the creation or imposition of any Lien on any asset of NHC, with such exceptions, in the case of each of clauses (ii) and (iii), as do not have or would not have, or be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Litigation

(s)     There are no claims, demands, disputes, actions, suits, proceedings or investigations pending or, to the best of the knowledge of NHC, threatened against or directly or indirectly affecting NHC, at law or in equity or before or by any federal, provincial, municipal or other governmental court, department or Governmental Entity, domestic or foreign, nor is NHC subject to any presently effective adverse order, writ, injunction or decree of any such body.

No Brokers

(t)     Except as set forth on Section 4.1(t) of the NHC Disclosure Schedule, NHC has not entered into any agreement which would entitle any Person to any valid claim against Helius or NHC for a broker's commission, finder's fee or any like payment in respect of any matters contemplated by this Agreement.

Intellectual Property
(u)

(i)     Schedule 4.1(u), to the knowledge of NHC, contains a complete and accurate list and description of all of the Intellectual Property of NHC, together with all licences and agreements relating to the Intellectual Property of NHC.

(ii)     NHC owns or has the valid rights to use all of the Intellectual Property that is material to the conduct of the business of NHC as currently conducted or as currently proposed to be conducted (and had all rights necessary to carry out its former activities at such time such activities were being conducted). NHC has a valid and enforceable right to use all third party Intellectual Property used or held for use in the business of NHC.

(iii)     NHC has used commercially reasonable efforts to identify and, where commercially practicable, secure registrations, applications and filings necessary to secure and preserve the rights of NHC's Intellectual Property, and with respect to Intellectual Property for which it has determined it is not commercially practicable to secure registrations, applications or filings, NHC has protected same as its confidential information. To the knowledge of the NHC, all registered Intellectual Property of NHC or applications therefore disclosed on Schedule 4.1(u) are in good standing.

(iv)     To NHC's knowledge, the conduct of NHC's business as currently conducted does not infringe or otherwise impair or conflict with (collectively, "Infringe") any Intellectual Property rights of any third party or any confidentiality obligation owed to a third party, and the Intellectual Property of NHC which is material to the conduct of the business of NHC as currently conducted is not, to NHC's knowledge, being Infringed by any third party.

(v)     To NHC's knowledge, there are no pending or, threatened, claims, actions, demands, lawsuits or other proceedings contesting the validity, ownership or right to use, sell, licence or dispose of any of the Intellectual Property of NHC necessary or required or otherwise used for or in connection with the conduct of the operations of the business of NHC, nor is there any basis for such claim.

(vi)     Except as set forth on Schedule 4.1(u), there are no royalties, honoraria, fees or other payments payable by NHC to any person by reason of the ownership, use, licence, sale or disposition of any of the Intellectual Property of NHC.

(vii)     To the knowledge of NHC, each person that has been involved in the development of the Intellectual Property of NHC has waived their moral rights in the Intellectual Property, and to the knowledge of NHC, no such person has any valid claim to any rights related to the Intellectual Property of NHC.

(viii)     All persons having access to or knowledge of the Intellectual Property of NHC that is necessary or required or otherwise used for or in connection with the conduct or operation or proposed conduct or operation of the business of NHC have entered into appropriate non-disclosure agreements with NHC.

Environmental Matters

(v)     NHC carries on its business and operates and maintains the properties and assets used in its business in compliance in all material respects with all applicable Environmental Law.

Permits

(w)     There are no permits, licences, registrations, consents, authorizations, approvals, privileges, waivers, exemptions, orders, certificates, rulings, agreements and other concessions from, of or with Governmental Entities required to carry on the business of NHC as now being carried on by it, and to hold, operate and use the NHC Assets as now being held, operated and used, by NHC.

Dividends

(x)     NHC has not, directly or indirectly, declared or paid any dividend or declared or made any other distribution on any of its shares or securities or, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares or securities or agreed to do any of the foregoing.

Approvals

(y)     No approval of, registration, declaration or filing by NHC with any federal, provincial or local court or Governmental Entity is necessary to authorize the execution and delivery of this Agreement, or any and all of the documents and instruments to be delivered under this Agreement by NHC or the consummation by NHC of the transactions contemplated herein, other than compliance with any applicable Laws.

Compliance with Laws

(z)     NHC is not in violation of any federal, provincial, municipal or other law, regulation or order of any Government Entity, domestic or foreign, save and except in any case which would not have a Material Adverse Effect on NHC.

Knowledge of NHC

(aa)     NHC does not have any information or knowledge of any material facts relating to the business of NHC that, if known to Helius, might reasonably be expected to deter Helius from completing the purchase and sale contemplated herein, or the consummation by Helius of the other transactions contemplated herein.

Shareholders' Agreements, etc.

(bb)     Other than as disclosed on Schedule 4.1(bb), there are no shareholders' agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of NHC.

No Bankruptcy

(cc)     No proceedings have been taken, are pending or authorized by NHC or by any other person in respect of the bankruptcy, insolvency, liquidation or winding up of NHC.

Reliance

4.2     The representations and warranties in Section 4.1 are made with the knowledge and expectation that Helius is placing complete reliance thereon. Such reliance will not be affected by any investigation or examination conducted by Helius, or its representatives before or after the date of this Agreement.

ARTICLE 5

Non-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Non-Survival of Representations and Warranties

5.1     The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article 10, as the case may be. Each party agrees that, except for the representations and warranties contained in this Agreement, no party hereto has made any other representations and warranties, and each party hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives with respect to the execution and delivery of this Agreement or the Merger contemplated herein, notwithstanding the delivery or disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

ARTICLE 6

COVENANTS IN RESPECT OF NHC

Covenants in Respect of NHC

6.1     NHC hereby covenants and agrees with Helius as follows:

Investigations and Availability of Records

(a)     Helius and its directors, officers, auditors, counsel and other authorized representatives will be permitted to make such commercially reasonable investigations of the properties, the NHC Assets and businesses of NHC and of its financial and legal conditions as Helius reasonably deems necessary or desirable, provided always that such investigations will not unduly interfere with the operations of NHC. If reasonably requested, NHC will provide copies of the corporate records of NHC, including its minute books, share ledgers and the records maintained in connection with the businesses of NHC. Such investigations will not, however, affect or mitigate in any way the representations and warranties contained in this Agreement, which representations and warranties will continue in full force and effect for the benefit of Helius.

Necessary Consents

(b)     NHC will use its commercially reasonable efforts to obtain from NHC's directors, shareholders and all appropriate Governmental Entities such approvals or consents as are required (if any) to complete the transactions contemplated herein.

Confidentiality
(c)

(i)     NHC will keep confidential any confidential information, trade secrets or confidential financial or business documents (collectively the "Helius Information") received by it from Helius concerning Helius or its business and will not disclose such Helius Information to any third party; provided that any of such Helius Information may be disclosed to NHC's directors, officers, employees, representatives and professional advisors who need to know such Helius Information in connection with the transactions contemplated hereby (provided NHC will use all reasonable efforts to ensure that such directors, officers, employees, representatives and professional advisors keep confidential such Helius Information) and provided further that NHC will not be liable for disclosure of Helius Information upon occurrence of one or more of the following events:

(A)     Helius Information becoming generally known to the public other than through a breach of this Agreement;

(B)     Helius Information being lawfully obtained by NHC from a third party or parties without breach of this Agreement by NHC, as shown by documentation sufficient to establish the third party as a source of Helius Information;

(C)     Helius Information being known to NHC prior to disclosure by Helius or its Affiliates, as shown by documentation sufficient to establish such knowledge; or

(D)     Helius having provided their prior written approval for such disclosure by NHC.

(ii)     In the event this Agreement is terminated in accordance with the provisions hereof, NHC will:

(A)     use all reasonable efforts to ensure that all documents prepared or obtained in the course of its investigations of Helius or its business and all copies thereof (except for copies that are maintained for archival purposes) are either destroyed or returned to Helius so as to insure that, so far as possible, any Helius Information obtained during and as a result of such investigations by the directors, officers, employees, representatives and professional advisors of NHC is not disseminated beyond those individuals concerned with such investigations; and

(B)     not directly or indirectly, use for its own purposes, any Helius Information, discovered or acquired by the directors, officers, employees representatives and professional advisors of NHC as a result of Helius making available to them those documents and assets relating to the business of Helius.

Status and Filings

(d)     NHC will maintain its corporate status and comply with all applicable corporate and securities requirements (including any applicable filing requirements) prior to Closing.

Material Change

(e)     NHC agrees to provide prompt and full disclosure to Helius of any material information, change or event in the business, operations, financial condition or other affairs of NHC prior to Closing.

Listing Statement

(f)     NHC will use its commercially reasonable efforts to provide information to Helius about the business and affairs of NHC in order to assist Helius in its preparation of the Listing Statement. In this connection, NHC will:

(i)     ensure that all information provided by it or on its behalf that is contained in the Listing Statement does not contain any misrepresentation or any untrue statement of a material fact or omit to state a material fact required to be stated in the Listing Statement and necessary to make any statement that it contains not misleading in light of the circumstances in which it is made; and

(ii)     promptly notify Helius if, at any time before the Closing Date, it becomes aware that the Listing Statement, or any other public document contains a misrepresentation, an untrue statement of material fact, omits to state a material fact required to be stated in those documents that is necessary to make any statement it contains not misleading in light of the circumstances in which it is made or that otherwise requires an amendment or a supplement to those documents.

NHC Securities

(g)     NHC will not issue any NHC Shares or any other securities of NHC except with the prior written consent of Helius.

Indebtedness to Related Parties

(h)     Prior to Closing, NHC will satisfy or cancel all Indebtedness of NHC owed to related parties, including all Indebtedness of NHC owed to the NHC Shareholders and Affiliates of NHC.

No Acquisitions

(i)     NHC will not, and will not permit any Affiliate of NHC to, acquire or agree to acquire by amalgamation, arrangement, merger or consolidation with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association of other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of NHC.

No Dispositions

(j)     Except in the ordinary course of business consistent with past practice, NHC will not, and will not permit any Affiliate of NHC to, sell, lease, transfer, mortgage, encumber or otherwise dispose of any of their assets or cancel, release or assign any indebtedness or claim.

Normal Course

(k)     During the period from the date of this Agreement to the earlier of the completion of the Merger or termination of this Agreement, NHC will operate its business in the usual and ordinary course and will not declare any dividend on, or make other distributions in respect of its outstanding shares, make any distribution, payment or repayment to any non-arm's length party, enter into any non-arm's length contracts, issue any securities (other than on the exercise of convertible securities that are currently outstanding), or make any bonus payments to or increase the compensation or benefits of any directors, officer or employee, other than in the usual and ordinary course of business consistent with past practice or pursuant to existing contractual agreements.

Exclusive Dealing

(l)     During the period from the date of this Agreement to the earlier of the completion of the Merger or termination of this Agreement, neither NHC nor any of its representatives, associates or Affiliates will, unless in any such case specifically authorized in writing by Helius, directly or indirectly, solicit, initiate or encourage any expression of interest, proposal or offers from or negotiations with, provide information to or facilitate or engage in any discussions or negotiations with, enter into any agreement, commitment or understanding with, or otherwise act jointly or in concert with, any person other than Helius in order to propose or effect any transaction involving NHC which is similar to the Merger, including, without limitation (i) the acquisition or disposition of all or any substantial part of the issued or unissued shares of NHC or any of its Affiliates, or (ii) any arrangement, amalgamation, merger, sale of assets, take-over bid, reorganization, recapitalization, liquidation or winding-up of, or other business combination or similar transaction involving NHC or any of its Affiliates and any other party (other than Helius) (each an "Alternative Transaction"). NHC will immediately notify Helius, in writing, upon receipt of any expression of interest, proposal or offer from any Person relating to an Alternative Transaction and will forthwith disclose to Helius all relevant details thereof.

Compliance with Laws

(m)     NHC will not do any act or take any steps that would be in violation or contrary to any applicable Laws in any material respect.

All Other Actions

(n)     NHC will use all reasonable efforts to satisfy each of the conditions precedent set out in this Agreement to be satisfied by it as soon as practical and in any event before the Closing Date, and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable that are commercially reasonable to permit the completion of the Merger in accordance with the terms and conditions of this Agreement and applicable Laws.

Escrow and Other Agreements

(o)     NHC will use commercially reasonable efforts to obtain the agreement and consent of the NHC Shareholders to enter into any escrow, pooling or similar arrangements with respect to their Helius Shares as may be required in accordance with the policies of the CSE and NHC acknowledges that the Helius Shares issued to NHC Shareholders pursuant to the Merger will be subject to resale restrictions under applicable securities laws.

ARTICLE 7

COVENANTS OF HELIUS

Covenants of Helius

7.1     Helius hereby covenants and agrees with NHC as follows:

Investigations and Availability of Records

(a)     NHC and its directors, officers, auditors, counsel and other authorized representatives will be permitted to make such commercially reasonable investigations of the property, assets and business of Helius and of its financial and legal condition as

NHC reasonably deems necessary or desirable, provided that such investigations will not unduly interfere with the operations of Helius. If reasonably requested, Helius will provide copies of Helius's corporate records, including its minute books, share ledgers and the records maintained in connection with the business of Helius. Such investigations will not, however, affect or mitigate in any way the representations and warranties contained in this Agreement, which representations and warranties will continue in full force and effect for the benefit of NHC.

Necessary Consents

(b)     Helius will use commercially reasonable efforts to obtain from Helius's directors, shareholders and all appropriate Governmental Entities such approvals or consents as are required (if any) to complete the transactions contemplated herein.

Confidentiality
(c)

(i)     Helius will keep confidential any confidential information, trade secrets or confidential financial or business documents (collectively the "NHC Information") received by it from NHC concerning NHC or its business and will not disclose such Information to any third party; provided that any of such NHC Information may be disclosed to Helius's directors, officers, employees, representatives and professional advisors who need to know such NHC Information in connection with the transactions contemplated hereby (provided Helius will use all reasonable efforts to ensure that such directors, officers, employees, representatives and professional advisors keep confidential such NHC Information) and provided further that Helius will not be liable for disclosure of NHC Information upon the occurrence of one or more of the following events:

(A)     NHC Information becoming generally known to the public other than through a breach of this Agreement;

(B)     NHC Information being lawfully obtained by Helius from a third party or parties without breach of this Agreement by Helius, as shown by documentation sufficient to establish the third party as a source of NHC Information;

(C)     NHC Information being known to Helius prior to disclosure by NHC, or its Affiliates, as shown by documentation sufficient to establish such knowledge; or

(D)     NHC having provided its prior written approval for such disclosure by Helius.

(ii)     In the event this Agreement is terminated in accordance with the provisions hereof, Helius will:

(A)     use all reasonable efforts to ensure that all documents prepared or obtained in the course of its investigations of NHC or its business and all copies thereof (except for copies that are maintained for archival purposes) are either destroyed or returned to NHC so as to insure that, so far as possible, any NHC Information obtained during and as a result of such investigations by the directors, officers, employees, representatives and professional advisors of Helius is not disseminated beyond those individuals concerned with such investigations; and

(B)     not directly or indirectly, use for its own purposes, any NHC Information, discovered or acquired by the directors, officers, employees, representatives and professional advisors of Helius as a result of NHC making available to them those documents and assets relating to the business of NHC.

Approval of Merger

(d)     Helius will use commercially reasonable efforts to obtain the approval of the Securities Authorities for the Merger.

Status and Filings

(e)     Helius will maintain its corporate status and comply with all applicable corporate and securities requirements (including any applicable filing requirements) prior to Closing.

Material Change

(f)     Helius agrees to conduct its business in the ordinary course prior to closing and to provide prompt and full disclosure to NHC of any material information, change or event in the business, operations, financial condition or other affairs of Helius prior to Closing.

Listing Statement

(g)     Helius will, subject to the prior review and written approval of NHC (such approval not to be unreasonably withheld or delayed), in accordance with applicable Laws and the policies of the CSE, prepare the Listing Statement (including supplements or amendments thereto) and cause the Listing Statement (including supplements or amendments thereto) to be filed. Helius will:

(i)     ensure that all information provided by it or on its behalf that is contained in the Listing Statement does not contain any misrepresentation or any untrue statement of a material fact or omit to state a material fact required to be stated in the Listing Statement and necessary to make any statement that it contains not misleading in light of the circumstances in which it is made; and

(ii)     promptly notify NHC if, at any time before the Closing Date, it becomes aware that the Listing Statement or any other public document contains a misrepresentation, an untrue statement of material fact, omits to state a material fact required to be stated in those documents that is necessary to make any statement it contains not misleading in light of the circumstances in which it is made or that otherwise requires an amendment or a supplement to those documents.

Directors
(h)

(i)     Subject to their acceptance by the CSE, Helius will take all required action to elect or appoint new directors of Helius as of the Closing Date, so that the board of directors will consist of five directors, consisting of Phil Deschamps, Savio Chiu, Yuri Danilov, Mitch Tyler and Amanda Tseng and these directors will hold office until the next meeting of the Helius Shareholders or until their successors are elected or appointed in accordance with the provisions of the WBCA and/or the Helius Constating Documents.

(ii)     Nothing herein will prevent Helius or its directors or shareholders from adding additional persons to the board of directors in accordance with the provisions of the WBCA following completion of the Merger.

Management

(i)     Helius will take all required action to appoint new management of Helius as of the Closing Date, which will include Phil Deschamps as the Chief Executive Officer, and Amanda Tseng as Chief Financial Officer.

Helius Securities

(j)     Helius will not issue any Helius Shares or any other securities of Helius except on the exercise of previously issued securities, as provided for herein (including pursuant to the Private Placement) or with the prior written consent of NHC.

Compliance with Laws

(k)     Helius will not do any act or take any steps that would be in violation or contrary to the Securities Act or any other applicable Laws in any material respect.

Indebtedness to Related Parties

(l)     Prior to Closing, Helius will satisfy or cancel all Indebtedness of Helius owed to related parties, including all Indebtedness of Helius owed to the Helius Shareholders and Affiliates of Helius.

No Acquisitions

(m)     Helius will not, and will not permit any Affiliate of Helius to, acquire or agree to acquire by amalgamation, arrangement, merger or consolidation with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association of other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Helius.

No Dispositions

(n)     Except in the ordinary course of business consistent with past practice, Helius will not, and will not permit any Affiliate of Helius to, sell, lease, transfer, mortgage, encumber or otherwise dispose of any of their assets or cancel, release or assign any indebtedness or claim.

Normal Course

(o)     During the period from the date of this Agreement to the earlier of the completion of the Merger or termination of this Agreement, Helius will operate its business in the usual and ordinary course and will not declare any dividend on, or make other distributions in respect of its outstanding shares, make any distribution, payment or repayment to any non-arm's length party, enter into any non-arm's length contracts, issue any securities (other than on the exercise of convertible securities that are currently outstanding), or make any bonus payments to or increase the compensation or benefits of any directors, officer or employee, other than in the usual and ordinary course of business consistent with past practice or pursuant to existing contractual agreements.

Exclusive Dealing

During the period from the date of this Agreement to the earlier of the completion of the Merger or termination of this Agreement, neither Helius nor any of its representatives, associates or Affiliates will, unless in any such case specifically authorized in writing by NHC, directly or indirectly, solicit, initiate or encourage any expression of interest, proposal or offers from or negotiations with, provide information to or facilitate or engage in any discussions or negotiations with, enter into any agreement, commitment or understanding with, or otherwise act jointly or in concert with, any person other than NHC in order to propose or effect any transaction involving Helius which is similar to the Merger, including, without limitation (i) the acquisition or disposition of all or any substantial part of the issued or unissued shares of Helius or any of its Affiliates, or (ii) any Alternative Transaction involving Helius or any of its Affiliates and any other party (other than NHC). Helius will immediately notify NHC, in writing, upon receipt of any expression of interest, proposal or offer from any Person relating to an Alternative Transaction and will forthwith disclose to NHC all relevant details thereof.

All Other Actions

(p)     Helius will use commercially reasonable efforts to satisfy each of the conditions precedent set out in this Agreement to be satisfied by it as soon as practical and in any event before the Closing Date, and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable that are commercially reasonable to permit the completion of the Merger in accordance with the terms and conditions of this Agreement and applicable Laws.

ARTICLE 8

CONDITIONS PRECEDENT

Mutual Conditions Precedent

8.1     The transactions contemplated herein are subject to the following conditions to be fulfilled or performed on or prior to the Closing Date, which conditions are for the mutual benefit of both Helius and NHC, and may be waived by Helius and NHC, in writing:

(a)     all required approvals, consents and authorizations of third parties in respect of the transactions contemplated herein, including without limitation all necessary shareholder and Regulatory Approvals, will have been obtained on terms acceptable to Helius and the NHC Shareholders acting reasonably;

(b)     the Helius Shares will have been conditionally approved for listing on the CSE;

(c)     Helius will have received the affirmative vote of the holders of a majority of the Helius Shares in favor of this Agreement and the Merger;

(d)     NHC will have received the affirmative vote of the holders of a majority of the NHC Shares in favor of this Agreement and the Merger;

(e)     Helius will have entered into an employment contract with Phil Deschamps on terms acceptable to each of Helius and NHC, acting reasonably;

(f)     Helius will have entered into an advisory agreement with Baron Global Financial Canada Ltd. on terms acceptable to each of Helius and NHC, acting reasonably;

(g)     there will not be in force any injunction, order or decree which constitutes or if this Merger was consummated would constitute a Material Adverse Effect; and

(h)     there will not exist any prohibition or law against the completion of the Merger and there will not be enacted, promulgated or applied any Governmental Order to enjoin, prohibit or impose any material limitations or conditions on the Merger.

Conditions for the Benefit of Helius

8.2     The transactions contemplated herein are subject to the following conditions to be fulfilled or performed on or prior to the Closing Date, which conditions are for the exclusive benefit of Helius and may be waived, in whole or in part, by Helius in its sole discretion:

(a)     the representations and warranties of NHC contained in this Agreement or in any Ancillary Agreement will have been true and correct as of the date of this Agreement and will be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, save and except in any case which would not have a Material Adverse Effect;

(b)     NHC will have performed, fulfilled or complied with, in all material respects, all of its obligations, covenants and agreements contained in this Agreement and in any Ancillary Agreement to be fulfilled or complied with by NHC at or prior to the Closing Date;

(c)     Helius will have received a certificate of NHC addressed to Helius and dated the Closing Date, signed on behalf of NHC by a senior executive officer of NHC, confirming that the conditions in Section 8.2(a) and (b) have been satisfied;

(d)     the Convertible Notes will have been amended to provide that the holder agrees to convert the Convertible Notes into Helius Shares following Closing, on terms acceptable to Helius, acting reasonably;

(e)     other than the NHC Shares currently issued and outstanding, no other securities are issued and outstanding, including options, warrants or any other entitlements to acquire securities of NHC;

(f)     other than Indebtedness of NHC to Helius and Indebtedness incurred in the normal and ordinary course of business, NHC will not have incurred or guaranteed any Indebtedness without Helius's prior written consent, which consent will not be unreasonably withheld;

(g)     other than in the normal and ordinary course of business, NHC will not have entered into any material agreements with any third party other than Helius without Helius's prior written consent, which consent will not be unreasonably withheld;

(h)     no action or proceeding will be pending or threatened by any Person (other than Helius) in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement or the right of NHC to conduct its business after the Closing Date on substantially the same basis as operated immediately prior to the date hereof and no action, suit or legal proceeding will have been taken before or by any Governmental Entity or by any Person that would, if successful, have a Material Adverse Effect on NHC; and

(i)     since the date of this Agreement, there will have been no Material Adverse Effect with respect to NHC, or any event, occurrence or development, including the commencement of any action, suit or other legal proceeding which would reasonably be expected to have a Material Adverse Effect on NHC.

Conditions for the Benefit of NHC

8.3     The transactions contemplated herein are subject to the following conditions to be fulfilled or performed on or prior to the Closing Date, which conditions are for the exclusive benefit of the NHC and may be waived, in whole or in part, by the NHC in its sole discretion:

(a)     the representations and warranties of Helius contained in this Agreement or in any Ancillary Agreement will have been true and correct as of the date of this Agreement and will be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such Closing Date, save and except in any case which would not have a Material Adverse Effect on Helius;

(b)     Helius will have performed, fulfilled or complied with, in all material respects, all of its obligations, covenants and agreements contained in this Agreement and in any Ancillary Agreement to be fulfilled or complied with by Helius at or prior to the Closing Date;

(c)     NHC will have received a certificate of Helius addressed to NHC and dated the Closing Date, signed on behalf of Helius by a senior executive officer of Helius, confirming that the conditions in Section 8.3(a) and (b) have been satisfied;

(d)     other than the securities to be issued in connection with the Merger, the Private Placement and the Helius Shares currently issued and outstanding, no other securities are issued and outstanding, including options, warrants or any other entitlements to acquire securities of Helius;

(e)     other than Indebtedness of Helius to NHC and Indebtedness incurred in the normal and ordinary course of business, Helius will not have incurred or guaranteed any Indebtedness without NHC's prior written consent, which consent will not be unreasonably withheld;

(f)     other than in the normal and ordinary course of business, Helius will not have entered into any material agreements with any third party other than NHC without NHC's prior written consent, which consent will not be unreasonably withheld;

(g)     no action or proceeding will be pending or threatened by any Person (other than NHC) in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement or the right of Helius to conduct its business after the Closing Date on substantially the same basis as operated immediately prior to the date hereof and no action, suit or legal proceeding will have been taken before or by any Governmental Entity or by any Person that would, if successful, have a Material Adverse Effect on Helius; and

(h)     since the date of this Agreement, there will have been no Material Adverse Effect with respect to Helius, or any event, occurrence or development, including the commencement of any action, suit or other legal proceeding which would reasonably be expected to have a Material Adverse Effect on Helius.

ARTICLE 9

CLOSING

Time of Closing

9.1     The Closing of the transactions contemplated herein will be completed remotely via the exchange of documents at the offices of McMillan LLP, Suite 1500, 1055 West Georgia

Street Vancouver, British Columbia, V6E 4N7, at 10:00 a.m. (Vancouver time) on the second Business Day after the satisfaction or waiver of all of the conditions set forth in Article 10, other than conditions that, by their nature, will be satisfied at the Closing, or such other location, time and date as Helius and NHC shall agree in writing (the actual date of the Closing is referred to as the "Closing Date").

ARTICLE 10

TERMINATION

Termination by Helius

10.1     If any of the conditions set forth in Section 8.1 or Section 8.2 have not been fulfilled or waived at or prior to the Closing Date or any obligation or covenant of NHC be performed at or prior to the Closing Date has not been observed or performed by such time, Helius may terminate this Agreement by notice in writing to NHC (which will constitute notice in writing to the NHC Shareholders), and in such event Helius will be released from all obligations hereunder save and except for their obligations under Section 7.1(c) and Section 11.1, which will survive. If Helius waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation, or covenant in whole or in part.

Termination by NHC

10.2     If any of the conditions set forth in Section 8.1 or Section 8.3 have not been fulfilled or waived at or prior to Closing Date or any obligation or covenant of Helius to be performed at or prior to the Closing Date has not been observed or performed by such time, NHC may terminate this Agreement by notice in writing to Helius, and in such event NHC will be released from all obligations hereunder save and except for their obligations under and Section 6.1(c) and Section 11.1, which will survive. If NHC waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of their rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

Other Termination Rights

10.3     This Agreement may, by notice in writing given prior to or on the Closing Date, be terminated:

(a)     by mutual consent of Helius and NHC; and

(b)     by either Helius or NHC if the Merger is not consummated by July 31, 2014 or such other date as may be agreed to by Helius and NHC; and, in such event, each Party will be released from all obligations under this Agreement, save and except for its obligations, if any, under Section 6.1(c), Section 7.1(c) and Section 11.1, which will survive.

Effect of Termination

10.4     In the event of termination of this Agreement by NHC or Helius pursuant to this Article 10 there shall be no liability on the part of either NHC or Helius or their respective officers or directors hereunder; provided, however, that in the event of the termination of this Agreement following a Willful Breach by NHC or Helius of any of its representations, warranties, covenants or agreements set forth in this Agreement, the breaching party shall be liable to the non-breaching party for liquidated damages in the amount of $500,000 (the "Liquidated Amount"). The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement in circumstances where the Liquidated Amount is payable in accordance with this Section 10.4, the rights to payment of the Liquidated Amount: (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such Willful Breach and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing. If the Liquidation Amount becomes payable, the breaching party shall make payment by wire transfer of immediately available funds to an account designated in writing by the non-breaching party upon termination of this Agreement. If the breaching party shall fail to pay the Liquidated Amount when due, the Liquidated Amount shall be deemed to include the out-of-pocket costs and expenses incurred by the breaching party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 10.4, together with interest on such unpaid Liquidated Amount, commencing on the date that the Liquidated Amount became due, at a rate equal to the rate of interest publicly announced by the Wall Street Journal from time to time as such bank's prime rate plus 2%.

ARTICLE 11

EXPENSES

Responsibility for Own Costs

11.1     Each Party will be responsible for its own legal and audit fees and other charges incurred in connection with the preparation of this Agreement, all negotiations between the Parties and the consummation of the transactions contemplated hereby.

ARTICLE 12

GENERAL

Public Announcement

12.1     No party to this Agreement will make any press release, public announcement or public statement about the transactions contemplated herein which has not been previously approved by the other, except that either party may make a press release or filing with a regulatory authority if counsel for such party advises that such press release or filing is necessary, in which case such party will first make a reasonable effort to obtain the approval of the other. Notwithstanding the foregoing, immediately after the execution of this Agreement,

Helius will issue a public announcement announcing the entering into of this Agreement, which announcement will address all matters required by applicable Laws.

Independent Legal Advice

12.2    Each of the Parties acknowledges that it has read, understands and agrees with all of the provisions of this Agreement and acknowledges that he has had the opportunity to obtain independent legal advice with respect thereto.

Entire Agreement

12.3     This Agreement, the Ancillary Agreements and the schedules referred to herein constitute the entire agreement among the Parties hereto and supersede all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof. None of the Parties hereto will be bound or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings not specifically set forth in this Agreement or in the schedules, documents and instruments to be delivered on the Closing Date pursuant to this Agreement. The Parties hereto further acknowledge and agree that, in entering into this Agreement and in delivering the schedules, documents and instruments to be delivered on the Closing Date, they have not in any way relied, and will not in any way rely, upon any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically set forth in this Agreement or in such schedules, documents or instruments.

Further Assurances

12.4     Each of the Parties hereto will from time to time after the Closing Date at the other's request and expense and without further consideration, execute and deliver such other instruments of transfer, conveyance and assignment and take such further action as the other may reasonably require to give effect to any matter provided for herein.

Severability

12.5     In the event that any provision or part of this Agreement is determined by any court or other judicial or administrative body to be illegal, null, void, invalid or unenforceable, that provision will be severed to the extent that it is so declared and the other provisions of this Agreement will continue in full force and effect.

Applicable Law

12.6     This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

Attornment

12.7     The Parties hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the Province of British Columbia for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby. The Parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of British Columbia and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such applicable courts, as the case may be, that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

Successors and Assigns

12.8     This Agreement will accrue to the benefit of and be binding upon each of the Parties hereto and their respective heirs, executors, administrators and assigns, provided that this Agreement will not be assigned by any one of the Parties without the prior written consent of the other Party.

Time of Essence

12.9     Time will be of the essence hereof.

Notices

12.10     Any notice required or permitted to be given hereunder will be in writing and will be effectively given if (i) delivered personally, (ii) sent prepaid courier service or mail, or (iii) sent prepaid by facsimile transmission, e-mail or other similar means of electronic communication (confirmed on the same or following day by prepaid mail) addressed as follows:

(a)     in the case of notice to Helius:

Helius Medical Technologies, Inc.
1980 - 1075 West Georgia Street,
Vancouver, British Columbia, V6E 3C9

Attention: Chief Executive Officer

Fax:     604-684-4601
Email:  marco.babini@gmail.com

with copy to:

McMillan LLP
1055 West Georgia Street
Suite 1500, PO Box 11117
Vancouver, British Columbia V6E 4N7

Attention: Desmond Balakrishnan

Fax:     604-685-7084
Email:  desmond.balakrishnan@mcmillan.ca

(b)     in the case of notice to NHC or the NHC Shareholders:

NeuroHabilitation Corporation
12 Penns Trail,
Newtown, PA 18940

Attention:  Chief Executive Officer
Email:  pdeschamps409@gmail.com

with copy to:

Foley & Lardner LLP
5000-150 East Gilman Street
Madison, Wisconsin
53703-1482

Attention: Paul Wrycha

Fax:    608-258-4258
Email  PWrycha@foley.com

Any notice, designation, communication, request, demand or other document given or sent or delivered as aforesaid will: (i) if delivered as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery; (ii) if sent by mail as aforesaid, be deemed to have been given, sent, delivered and received (but not actually received) on the fourth Business Day following the date of mailing, unless at any time between the date of mailing and the fourth Business Day thereafter there is a discontinuance or interruption of regular postal service, whether due to strike or lockout or work slowdown, affecting postal service at the point of dispatch or delivery or any intermediate point, in which case the same will be deemed to have been given, sent, delivered and received in the ordinary course of the mail, allowing for such discontinuance or interruption of regular postal service; and (iii) if sent by facsimile machine, be deemed to have been given, sent, delivered and received on the date the sender receives the facsimile machine answer back confirming receipt by the recipient.

Waiver

12.11     Any Party hereto which is entitled to the benefits of this Agreement may, and has the right to, unless otherwise provided, waive any term or condition hereof at any time on or prior to the Closing Date, provided however that such waiver will be evidenced by written instrument duly executed on behalf of such Party.

Amendments

12.12     No amendment, modification or supplement to this Agreement will be effective unless provided in writing and signed by all the Parties hereto and approved by all necessary governmental regulatory authorities.

Remedies Cumulative

12.13     The rights and remedies of the Parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by any Party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such Party may be lawfully entitled for the same default or breach.

Counterparts

12.14     This Agreement may be executed in several counterparts (by original or facsimile signature), each of which when so executed will be deemed to be an original and each of such counterparts, if executed by each of the Parties, will constitute a valid and enforceable agreement among the Parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF this agreement has been executed by the Parties hereto as of the date first above written.

HELIUS MEDICAL TECHNOLOGIES, INC. Per: /s/ Marco Babini Authorized Signatory	NEUROHABILITATION CORPORATION Per: /s/ Phil Deschamps Authorized Signatory
HMT MERGERSUB, INC. Per: /s/ Phil Deschamps Authorized Signatory

SCHEDULE 2.3

CERTIFICATE OF MERGER

CERTIFICATE OF MERGER

of

HMT MERGERSUB, INC.

(a Delaware corporation)

with and into

NEUROHABILITATION CORPORATION
(a Delaware corporation)

____________________________________________

In accordance with Section 251 of the General Corporation Law of the State of Delaware, the undersigned corporation,

DOES HEREBY CERTIFY:

FIRST:     That the name and state of incorporation of each of the constituent corporations of the merger are as follows:

Name:	State of Incorporation:
HMT Mergersub, Inc.	Delaware
Neurohabilitation Corporation	Delaware

SECOND:     That the Agreement and Plan of Merger, dated as of June 6, 2014 (the "Merger Agreement"), by and among Helius Medical Technologies, Inc., a Wyoming corporation, HMT Mergersub, Inc., a Delaware corporation and wholly owned subsidiary of Helius Medical Technologies, Inc., and Neurohabilitation Corporation, has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

THIRD:     That HMT Mergersub, Inc. shall merge with and into Neurohabilitation Corporation and Neurohabilitation Corporation shall be the surviving corporation.

FOURTH:     That the Certificate of Incorporation of the surviving corporation as in effect immediately prior to the merger shall be amended and restated in its entirety as set forth in Exhibit A and, as so amended and restated, shall be the certificate of incorporation of surviving corporation upon the effectiveness of the merger until duly altered, amended or repealed in accordance with the provisions thereof and applicable law.

FIFTH:     That the merger is to become effective at 12:01 A.M. on June __, 2014.

FIFTH:     That an executed copy of the Merger Agreement is on file at the office of the surviving corporation, the address of which 12 Penns Trail, Newtown, PA 18940.

SIXTH:     That a copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of either constituent corporation.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be executed by a duly authorized officer as of June __, 2014.

NEUROHABILIATION CORPORATION

By:
     Phil Deschamps
     President and CEO

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
of
NEUROHABILITATION CORPORATION

ARTICLE I

The name of the Corporation is Neurohabilitiation Corporation (the "Corporation").

ARTICLE II

The address of the Corporation's registered office in the State of Delaware is 615 South DuPont Highway, in the City of Dover, County of Kent, Delaware 19901 or such other office as the Board of Directors may designate from time to time in the manner provided by law. The name of its registered agent at such address is National Corporate Research, Ltd.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law"). The Corporation may engage in any and all activities necessary, desirable, or incidental to the accomplishment of the foregoing.

ARTICLE IV

The total number of shares of capital stock that the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $0.001 per share.

ARTICLE V

In furtherance and not limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to alter, amend or repeal the bylaws of the Corporation or to adopt new bylaws.

ARTICLE VI

The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws so provide.

ARTICLE VII

To the fullest extent permitted by applicable law, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transactions from which the director derived an improper personal benefit. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE VIII

A.     Right of Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director of the Corporation or is or was a director of the Corporation and is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer (as provided above) or in any other capacity while serving as a director or officer (as provided above), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue with respect to an indemnitee who has ceased to be a director or officer (as provided above) and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except as provided in paragraph (B) hereof with respect to any proceeding to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article VIII shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware

General Corporation Law requires, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

B.     Right of Indemnitee to Bring Suit. If a claim under paragraph (A) of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation (except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days), the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor any actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled under this Article or otherwise to be indemnified, or to such advancement of expenses, shall be on the Corporation.

C.     Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

D.     Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any indemnitee against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

E.     Indemnity of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VIII or as otherwise permitted under the Delaware

General Corporation Law with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

[Remainder of Page Intentionally Left Blank]

SCHEDULE 4.1(a)

DIRECTORS AND OFFICERS OF NHC

Directors:

Montel Williams

Phil Deschamps

Jonathan Sackier

Mitch Tyler

Yuri Danilov

Kurt Kaczmarek

Officers:

President, Chief Executive Officer,
Treasurer and Secretary     Phil Deschamps

SCHEDULE 4.1(p)

LIST OF MATERIAL CONTRACTS OF NHC

1.     Collaborative Research and Development Agreement (CRADA) between the US Armed Forces, and NHC signed on 1/22/13 and amended on 4/26/2014

2.     Design and manufacturing Development Contract with Ximedica of providence RI.

3.     Employment Agreement with Philippe Deschamps, President and CEO, NeuroHabilitation Corporation

4.     Letter of agreement with Proskauer LLP for IP development for NHC.

5.     Contract with Clinvue for the management of the design and manufacturing development project.

6.     Letter of agreement with Foley Lardner LLP as our corporate general counsel.

7.     Securities Purchase Agreement, dated February 28, 2014, as amended by that certain First Amendment dated April 24, 2014, as amended by that certain Second Amendment dated June 4, 2014.

SCHEDULE 4.1(t)

NO BROKERS

None.

SCHEDULE 4.1(u)

INTELLECTUAL PROPERTY OF NHC

1.     Second Amended and Restated Patent Sub License, dated June 6, 2014, between NHC and Advanced NeuroRehabilitation, LLC ("ANR").

SCHEDULE 4.1(bb)

SHAREHOLDER AGREEMENTS

1.     Stock Purchase Agreement, dated as of January 22, 2013, between NHC and MPJ Healthcare, LLC pursuant to which MPJ subscribed to purchase 1,000,000 shares of Common Stock of NHC.

2.     Stock Purchase Agreement, dated as of January 22, 2013, between NHC and ANR pursuant to which ANR subscribed to purchase 1,000,000 shares of Common Stock of NHC.

3.     Voting Agreement, dated as of January 22, 2013.

4.     Stockholders Agreement dated as of January 22, 2013.